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                                                                   Exhibit 23(a)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports included in or made part of this registration statement and to the incorporation by reference in this registration statement of our reports dated October 22, 1997, except with respect to the matter discussed in Note 24, as to which the date is November 12, 1997 included in Chevy Chase Bank, F.S.B.'s consolidated financial statements for the years ended September 30, 1997 and 1996 and our reports dated December 9, 1997 included in B.F. Saul Real Estate Investment Trust's Form 10-K for the years ended September 30, 1997 and 1996 and all references to our Firm included in this registration statement.



                                                         /s/ Arthur Andersen LLP

April 10, 1998